SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 3, 2005

AXIAL VECTOR ENGINE CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-49698	98-0353007
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One World Trade Center, 121 SW Salmon Street, Portland, Oregon	97204
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (503) 471-1348
_________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 - Other Events

Item 8.01 Other Events

On January 3, 2005, we entered into a Memorandum of Understanding (“MOU”) with Emirates Advance Investment (“EAI”).

The purpose of the MOU is to outline the understanding of the parties concerning the establishment of a joint venture between EAI and us. In the proposed transaction outlined in the MOU, the parties will form a business entity in Abu Dhabi in the United Arab Emirates where EAI will have a 51% ownership interest and we will own the remaining 49% ownership interest. Pursuant to the terms of this contemplated transaction, we will grant the joint venture entity a license to distribute, sell, and service our products to commercial non-military markets, directly or indirectly through distributors or agents, in a territory consisting of Saudi Arabia, Kuwait, Bahrain, Qatar, the United Arab Emirates, and the Sultanate of Oman. The proposed terms contemplate an expansion of this territory during a 24 month period following the execution of a Joint Venture Agreement to include Algeria, Comoros, Djibouti, Egypt, Iraq, Jordan, Lebanon, Libya, Mauritania, Morocco, Palestine, Somalia, Sudan, Syria, Tunisia, and Yemen.

We proposed to charge the joint venture no licensing fee, but will receive royalty payments based upon our ownership interest in the joint venture and gross revenue generated from product sales. The current understanding of the parties is that EAI will advance all of the initial costs of the joint venture such as set-up, buildings, staff and operations and these expenditures will be repaid to EAI from revenue generated by the sales of service of our products.

The contemplated transaction also includes provisions where EAI will have the option to participate in research and development projects with us.

In connection with this MOU, we granted EAI an option to acquire 1,000,000 shares of our restricted common stock exercisable at the market price on the date of exercise for a period of 30 days from January 3, 2006, the signing date of the MOU.

The contemplated transaction is not final and is subject to final negotiation and the execution of a definitive agreement. We anticipate that a definitive agreement will be executed during January 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Axial Vector Engine Corporation

/s/   Dr, Raymond Brouzes
       Dr. Raymond Brouzes, Chief Executive Officer

Date:     January 9, 2005